Exhibit 99 (i) (ii)

March 28, 2014

Loeb King Trust

125 Broad Street

New York, NY 10004

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated September 4, 2013 regarding the sale of the Investor Class and Institutional Class shares of the Loeb Alternative Strategies Fund, a series of Loeb King Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

11166330.1